SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 20, 2000

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware 0-27610 11-2882328

(State or other (Commission (IRS Employer

jurisdiction File No.) Identification Number)

of incorporation)

7840 Montgomery Road, Cincinnati, Ohio 45236

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (513)792-9292

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

LCA-Vision Inc. issued a press release announcing its conversion of additional centers in six cities to the value-priced LasikPlus format.

Item 7. Financial Statements and Exhibits

(a) Exhibits

99.1 Press Release dated January 20, 2000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: January 20, 2000 By:

/s/Larry P. Rapp-----------------------------

Larry P. Rapp,

Chief Financial Officer

Contacts: Stephen Joffe, Chairman & CEO Joel Pomerantz (Media)

Larry Rapp, Treasurer & CFO Steve Goodman (IR)

LCA-Vision Inc. The Dilenschneider Group

(513) 792-9292 (212) 922-0900

LCA-VISION CONVERTS ADDITIONAL CENTERS IN SIX CITIES

TO VALUE-PRICED LASIKPLUS FORMAT

Flagship Center in Cincinnati to be Headed by Dr. David Schneider, One of the Nation's Most Experienced Lasik Surgeons

CINCINNATI, January 20, 2000 -- Continuing the conversion of its existing open-access centers to the new LasikPlus format, LCA-Vision (NASDAQ:LCAV) today announced the opening of LasikPlus centers in Charlotte, North Carolina; Albany, New York; Bethesda, Maryland; Dayton, Ohio; Tysons Corner, Virginia, and Cincinnati, Ohio, the company's flagship location. The company estimates that over 10 million consumers reside in these six metropolitan areas. LCA-Vision, a leading U.S. provider of laser vision correction services, now has 21 LasikPlus centers in operation in the U.S.

Late last month, to accommodate impressive demand at its Clearwater, Florida, and Edina, Minnesota locations, LCA-Vision opened new LasikPlus centers in nearby Tampa and the Maple Grove suburb of Minneapolis. The company expects to open at least 10 new LasikPlus centers in calendar 2000.

LasikPlus, which was initially introduced in July in the Baltimore/Annapolis market, has met with resounding success. By reducing traditional pricing by nearly 40 percent, the company now offers Lasik treatment for $2,995 for both eyes, making laser vision correction affordable to many more potential patients, while maintaining excellent vision correction outcomes and the highest standard of care.

Stephen Joffe, LCA-Vision chairman and CEO, commented: "Our conversion to LasikPlus is running well ahead of schedule. We expect to begin the second quarter with a full complement of LasikPlus centers including two more new LasikPlus centers we plan to open in March. While the transition from open access to LasikPlus averages about four to five weeks to rebuild patient backlog, this is insignificant compared with the six to nine months it once required a new center to reach break even."

"We are extremely pleased that Dr. David Schneider, a pioneer in laser vision correction, will continue to oversee medical operations at our flagship center in Cincinnati. Dr. Schneider is one of the nation's premier refractive surgeons, having performed more than 6,500 procedures at LCA-Vision's Cincinnati center since laser vision correction was approved by the FDA in late 1995."

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About the National LASIK Network

On January 1, 2000, LCA-Vision launched the National LASIK Network (NLN), a joint venture with Cole National Corporation (NYSE:CNJ) that makes laser vision correction more available and affordable to tens of millions of potential new patients. The National LASIK Network, which includes all existing and future LCA-Vision and LasikPlus centers, currently has participating providers in 63 major markets.

LCA-Vision will manage the National LASIK Network provider network and schedule member treatment in cooperation with Cole Managed Vision, a unit of Cole National Corporation. Cole Managed Vision, a leading provider of vision care benefits with more than 50 million covered lives under management, recently began marketing a new laser vision correction benefit that offers eligible members special pricing from National LASIK Network's provider network.

LCA-Vision, which currently owns and operates 26 laser vision correction centers in the U.S., Canada, and Europe, has nearly completed conversion of its existing LCA-Vision centers to the new value-priced LasikPlus format. The company plans to open at least 10 new LasikPlus centers in the U.S. in the current year. More than 80 million Americans who wear eyeglasses or contact lenses are currently eligible for laser vision correction.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition and pricing, procedure demand and marketplace acceptance, and unforeseen fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

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